Exhibit 97.1

AURA MINERALS INC.

INCENTIVE-BASED COMPENSATION CLAWBACK POLICY

1.            This incentive-based compensation clawback policy has been adopted by the Board of Directors (the “Board”) of Aura Minerals Inc. (the “Company”) and is effective as of July 15, 2025 (the “Effective Date”) in order to allow the Board to require, in specific situations, the clawback of performance-based compensation received by a covered officer (as defined below). The Board believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. This policy is intended to comply with the requirements of Section 10D of the Exchange Act and Section 5608 of the Nasdaq Listing Rules (the “Listing Rule”).

2.            This policy will apply where there has been any Financial Restatement, and the result of such Financial Restatement is that any Covered Compensation issued, paid, granted, or awarded to any covered officer of the Company would have been a lower amount had it been calculated based on such Financial Restatement. If a Financial Restatement occurs, the Administrators shall make the determinations and take the steps contemplated in accordance with this policy.

(a)	If a Financial Restatement occurs, and if the Administrators determine that the amount of any Covered Compensation actually issued, paid, granted, or awarded to any covered officer of the Company (the “Awarded Compensation”) would have been a lower amount had it been calculated based on such Financial Restatement (the “Actual Compensation”), then the Administrators shall reasonably promptly cancel, rescind, or otherwise seek to recover from such covered officer for the benefit of the Company, and such covered officer will be required to forfeit or repay to the Company, the difference between the Awarded Compensation and the Actual Compensation (each calculated on a pre-tax basis, the “Excess Compensation”). For the avoidance of doubt, except as set forth in Section 2(d), in no event may the Company accept an amount that is less than the amount of Excess Compensation; provided that, to the extent necessary to avoid any adverse tax consequences to the covered officer pursuant to Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any offsets against amounts under any nonqualified deferred compensation plans (as defined under Section 409A of the Code) shall be made in compliance with Section 409A of the Code.

(b)	If (i) the Financial Reporting Measure applicable to the relevant Covered Compensation is stock price or total shareholder return (or any measure derived wholly or in part from either of such measures) and (ii) the amount of Excess Compensation is not subject to mathematical recalculation directly from the information in the Financial Restatement, then the amount of Excess Compensation shall be determined (on a pre-tax basis) based on the Company’s reasonable estimate of the effect of the Financial Restatement on the Company’s stock price or total shareholder return (or the derivative measure thereof) upon which such Covered Compensation was received.

(c)	For the avoidance of doubt, the Company’s obligation to recover Excess Compensation is not dependent on (i) if or when the restated financial statements are filed or (ii) any fault of any covered officer for the accounting errors or other actions leading to a Financial Restatement.

(d)	Notwithstanding anything to the contrary in Sections 2(a) through (c) hereof, the Administrators shall not be required to seek such cancellation, rescission, recovery, forfeiture or repayment from a covered officer to the extent the Administrators determine both (x) the conditions set forth in either of the following clauses (i), (ii), or (iii) are satisfied and (y) the Board’s committee of independent directors responsible for executive compensation decisions (or, in the absence of such a committee, a majority of the independent directors serving on the Board) has determined that recovery of the Excess Compensation would be impracticable:

(i)	that it would not be in the best interests of the Company to do so as the direct expense paid to a third party to assist in enforcing the recovery of the Excess Compensation under this policy would exceed the amount of such Excess Compensation to be recovered; provided that, before concluding that it would be impracticable to recover any amount of Excess Compensation pursuant to this Section, the Company shall have first made a reasonable attempt to recover such Excess Compensation, document such reasonable attempt(s) to make such recovery and provide that documentation to the Nasdaq, and, in making such determination, the Administrators shall take into account such considerations as the Administrators deem appropriate, including without limitation:

A.	the likelihood of success of achieving the clawback under governing law versus the cost and effort involved in pursuing the clawback,

B.	whether the assertion of a claim by the Company against the covered officer may prejudice the interests of the Company, including in any related proceeding or investigation, and

C.	the passage of time since the occurrence of the Financial Restatement;

(ii)	recovery of the Excess Compensation would violate British Virgin Islands law to the extent such law was adopted prior to November 28, 2022 (provided that, before concluding that it would be impracticable to recover any amount of Excess Compensation pursuant to this Section), the Company shall have first obtained an opinion of home country counsel of British Virgin Islands, that is acceptable to the Nasdaq, that recovery would result in such a violation, and the Company must provide such opinion to the Nasdaq; or

(iii)	recovery of the Excess Compensation would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Sections 401(a)(13) or 411(a) of the Code.

(e)	The Company shall not indemnify any covered officer, directly or indirectly, for any losses that such covered officer may incur in connection with the recovery of Excess Compensation pursuant to this policy, including through the payment of insurance premiums or gross-up payments.

3.            Before the Administrators determine to seek cancellation, rescission, recovery, forfeiture or repayment pursuant to this policy, the Administrators shall provide to the applicable covered officer written notice and the opportunity to be heard at a meeting of the Administrators (which may be in-person or virtual, as determined by the Administrators). The Administrators shall determine, in their sole discretion, the manner and timing in which any Excess Compensation shall be recovered from a covered officer in accordance with applicable law, including, without limitation, by (i) requiring reimbursement of Covered Compensation previously paid in cash; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity or equity-based awards; (iii) offsetting the Excess Compensation amount from any compensation otherwise owed by the Company or any of its affiliates to the covered officer; (iv) cancelling outstanding vested or unvested equity or equity-based awards; and/or (v) taking any other remedial and recovery action permitted by applicable law.

2

4.            If the Administrators determine to seek cancellation, rescission, recovery, forfeiture or repayment pursuant to this policy, the Administrators shall make a written demand for forfeiture or repayment from the applicable covered officer and, if such covered officer does not, within a reasonable period, forfeit or tender repayment in response to such demand, as may be required, and the Administrators determine that such covered officer is unlikely to do so, the Administrators may seek a court order against such covered officer for any such cancellation, rescission, recovery, forfeiture or repayment.

5.            In addition to and notwithstanding the foregoing, the Administrators may also seek cancellation, rescission, recovery, forfeiture or repayment of any awards or amounts as required by any applicable law or stock exchange rule.

6.            For the purposes of this policy, (i) the term “covered officer” shall refer to any person that is currently, or who served at any time during the performance period for the performance-based compensation as, the president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller) of the Company or its subsidiaries, any vice-president of the Company or its subsidiaries in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policymaking functions for the Company or its subsidiaries, or any other “officer” of the Company for purposes of the Securities Act (Ontario), and (ii) the term “performance-based compensation” means any compensation (including, for the avoidance of doubt, any cash or equity or equity-based compensation, whether deferred or current) that is granted, earned and/or vested based wholly or in part upon the achievement of a Financial Reporting Measure. For purposes of this policy, “performance-based compensation” shall also be deemed to include any amounts which were determined based on (or were otherwise calculated by reference to) performance-based compensation (including, without limitation, any amounts under any long-term disability, life insurance or supplemental retirement or severance plan or agreement or any notional account that is based on performance-based compensation, as well as any earnings accrued thereon).

7.            To the extent determined by the Administrators, each covered officer shall be required to sign and return to the Company the acknowledgement form attached hereto as Exhibit A, pursuant to which such covered officer will agree to be bound by the terms of, and comply with, this policy. For the avoidance of doubt, each covered officer will be fully bound by, and must comply with, this policy, whether or not such covered officer has executed and returned such acknowledgment form to the Company. Neither the Company nor its affiliates shall be permitted to indemnify any current or former covered officer against (i) the loss of any Excess Compensation as set forth in this policy, or (ii) any claims relating to the Company’s enforcement of its rights under this policy. Further, the Company shall not be permitted to pay or reimburse any covered officers for the cost of third-party insurance purchased by a covered officer to fund potential recovery obligations under this policy.

8.            Subject to Section 10D of the Exchange Act and the Listing Rule, this policy may be amended or terminated by the Administrators at any time. To the extent that any applicable law, or stock market or exchange rules or regulations require recovery of Excess Compensation in circumstances in addition to those specified herein, nothing in this policy shall be deemed to limit or restrict the right or obligation of the Company to recover Excess Compensation to the fullest extent required by such applicable law, stock market or exchange rules and regulations. Notwithstanding anything to the contrary herein, this policy is intended to comply with the requirements of Section 10D of the Exchange Act and the Listing Rule (and any applicable regulations, administrative interpretations or stock market or exchange rules and regulations adopted in connection therewith). The provisions of this policy shall be interpreted in a manner that satisfies such requirements and this policy shall be operated accordingly. If any provision of this policy would otherwise frustrate or conflict with this intent, the provision shall be interpreted and deemed amended so as to avoid such conflict.

3

9.            Definitions. For the purposes of this policy, the following terms shall have the meanings set forth below.

“Administrators” means the compensation committee of the Board or any successor committee thereof. If there is no compensation committee of the Board, references herein to the “Administrator” shall refer to the Company’s committee of independent directors that is responsible for executive compensation decisions, or in the absence of such a compensation committee, the independent members of the Board.

“Covered Compensation” means any performance-based compensation “received” by a covered officer during the applicable Recoupment Period; provided that:

(a)	such performance-based compensation was received by such covered officer (A) on or after the Effective Date, (B) after he or she commenced service as an covered officer and (C) while the Company had a class of securities publicly listed on a United States national securities exchange; and

(b)	such covered officer served as a covered officer at any time during the performance period applicable to such performance-based compensation.

For purposes of this policy, performance-based compensation is “received” by a covered officer during the fiscal period in which the Financial Reporting Measure applicable to such performance-based compensation (or portion thereof) is attained, even if the payment or grant of such performance-based compensation is made thereafter.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Financial Reporting Measure” means any (i) measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, (ii) stock price measure or (iii) total shareholder return measure (and any measures that are derived wholly or in part from any measure referenced in clause (i), (ii) or (iii) above). For the avoidance of doubt, any such measure does not need to be presented within the Company’s financial statements or included in a filing with the U.S. Securities and Exchange Commission to constitute a Financial Reporting Measure.

“Financial Restatement” means a restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. federal securities laws that is required in order to correct:

(c)	an error in previously issued financial statements that is material to the previously issued financial statements; or

(d)	an error that would result in a material misstatement if the error were (A) corrected in the current period or (B) left uncorrected in the current period.

4

For purposes of this policy, a Financial Restatement shall not be deemed to occur in the event of a revision of the Company’s financial statements due to an out-of-period adjustment (i.e., when the error is immaterial to the previously issued financial statements and the correction of the error is also immaterial to the current period) or a retrospective (1) application of a change in accounting principles; (2) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (3) reclassification due to a discontinued operation; (4) application of a change in reporting entity, such as from a reorganization of entities under common control; or (5) revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure; or (6) adjustment to provisional amounts in connection with a prior business combination.

“Nasdaq” means the NASDAQ Global Select Market, or any successor thereof.

“Recoupment Period” means the three (3) fiscal years completed immediately preceding the date of any applicable Recoupment Trigger Date. Notwithstanding the foregoing, the Recoupment Period additionally includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three (3) completed fiscal years, provided that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine (9) to twelve (12) months would be deemed a completed fiscal year.

“Recoupment Trigger Date” means the earlier of (i) the date that the Board (or a committee thereof or the officer(s) of the Company authorized to take such action if Board action is not required) concludes, or reasonably should have concluded, that the Company is required to prepare a Financial Restatement, and (ii) the date on which a court, regulator or other legally authorized body directs the Company to prepare a Financial Restatement.

The Administrators have the sole authority to construe, interpret, and implement this policy, make any determination necessary or advisable in administering this policy, and modify, supplement, rescind, or replace all or any portion of this policy and to make any other determination and take any other action that the Administrators deem necessary or desirable for the administration of this policy and to comply with applicable law (including Section 10D of the Exchange Act) and applicable stock market or exchange rules and regulations, and any exercise of such authority pursuant to this policy shall be put to a vote of the Administrators and must be passed by a majority of the Administrators.

Effective Date: July 15, 2025

5

Exhibit A

AURA MINERALS INC.

INCENTIVE-BASED COMPENSATION CLAWBACK POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received, reviewed and understands the Aura Minerals Inc. Incentive-Based Compensation Clawback Policy (the “policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees:

•	That the undersigned is and will continue to be subject to, bound by and comply with terms of the policy and that the policy will apply both during and after the undersigned’s employment with the Company;

•	That the undersigned has been notified that they have been identified as a “covered officer” of the Company and that therefore the policy applies to them;

•	In accordance with the policy, if a Financial Restatement occurs, and if the Administrators determine that the Awarded Compensation to the undersigned would have been a lower amount than the Actual Compensation payable to the undersigned, then the Administrators shall cancel, rescind, or otherwise seek to recover from the undersigned for the benefit of the Company, and such covered officer will be required to forfeit or repay to the Company, the Excess Compensation paid to the undersigned, irrespective of whether the undersigned had any involvement in the Financial Restatement;

•	As a condition for eligibility for any future incentive payments, the undersigned agrees that in respect of performance-based compensation: (a) that reductions to and deductions from their performance-based compensation may be made to the fullest extent permitted by applicable law; and/or (b) that on demand therefor by the Company, the undersigned shall forfeit or tender repayment of the Excess Compensation, as such amounts are determined by the Administrators;

•	That, in the event of any inconsistency, the terms of the policy shall amend and supersede any contractual terms to which the undersigned is subject in connection with their employment (including the terms of my employment contract, as amended from time to time) or participation in any incentive plans or programs of the Company or its affiliates; and

•	The undersigned acknowledges and agrees that they are not entitled to indemnification by the Company or any of its affiliates against losses or related claims as set forth in the policy to the extent such indemnification is prohibited by the policy and the undersigned hereby waives any right it has or may hereafter have to indemnification contrary to the policy. Further, the undersigned acknowledges and agrees that the Company shall not be permitted to pay or reimburse the undersigned for the cost of third-party insurance purchased by the undersigned to fund potential recovery obligations under the policy.

Sign:
Name:	[Employee]
Date: